                                                                    Exhibit 99.1



    AMERIQUEST MANAGEMENT SIGNS DEAL TO BUY COMPUTER 2000 STAKE IN AMERIQUEST



Horsham, PA July 2, 1998

AmeriQuest Technologies, Inc. (OTC:AMQT) and Computer 2000, A.G. announced today that Listen Group Partners, LLC, a group headed by AmeriQuest's senior management, Alex Kramer (CEO) and Jon Jensen (CFO), signed an agreement to acquire the 36,349,878 shares of AmeriQuest common stock owned by Computer 2000. The transaction was approved by the disinterested directors of AmeriQuest and by the full board of directors of AmeriQuest.

In taking over majority control of AmeriQuest from Computer 2000, AmeriQuest's management has arranged for a new $10 million asset-backed bank credit line for AmeriQuest, obtained the release of Computer 2000 and its affiliates from all guarantees of AmeriQuest obligations, and agreed to pay certain transaction costs totaling approximately $250,000.

As part of the transaction, Computer 2000 has agreed to contribute to the capital of AmeriQuest approximately $28 million in intercompany debt obligations and an additional $3 million in cash. Computer 2000 has further agreed to the redemption by AmeriQuest of all of the outstanding AmeriQuest preferred stock, convertible into approximately 42 million common shares, and to the cancellation of all outstanding AmeriQuest options and warrants held by Computer 2000. As a result of the transaction, the number of outstanding shares of AmeriQuest, on a fully diluted basis, will be reduced from approximately 118 million to approximately 67 million. The Board of Directors of the Company has agreed to reserve 6.7 million of the canceled shares of common stock for future issuance to AmeriQuest employees as incentive compensation pursuant to terms to be approved by the disinterested directors of the board.

L. H. Friend, Weinress, Frankson & Presson, Inc., financial advisor to the Company, has issued an opinion to the Company and Computer 2000 that, based upon certain assumptions set forth in its opinion letter, the Company is a viable business entity, from a financial point of view, upon effectiveness of the transaction.

The transaction is subject to customary conditions to closing, and is expected to be completed by the end of July.

"This should put to rest any rumors about the future of AmeriQuest," said Kramer. Our customers, vendors and employees now know that AmeriQuest will not just survive, but will have a stable foundation for future growth."

"We have a stronger balance sheet in place now in terms of equity to total assets than at any other time during my years with AmeriQuest. Now we can concentrate on growing the business along the path we started almost a year ago," according to Jensen.

For the quarter ended June 30, 1998, AmeriQuest forecasts sales of $18-19 million. To achieve long-term profitability, the Company estimates that an increase in sales of 20% will be required over recent earlier historical levels.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among other factors that could cause actual operating results to differ materially are general economic and business conditions, the rate of growth in the computer industry, competitive factors and pricing pressures, changes in product mix, inventory risks due to shifts in market demand, and changes in agreements with manufacturers and master distributors regarding the terms of product sales to the Company.

AmeriQuest Technologies, Inc. is a distributor of computer technology solutions to value-added resellers (VARs) and systems integrators. In addition to distribution of Servers, Wide Area Networking, Mass Storage Subsystems, and Peripherals, AmeriQuest provides pre and post sales engineering, logistics, financial and marketing services to its customers.